CMA MONEY FUND

FILE # 811-2752

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
09/16/2002	GECC Extendible Monthly Securities – Global MT	$290,605,000	$6,000,000,000	Morgan Stanley
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